Exhibit 99.1

RealD Inc. Announces Commencement of Proposed Secondary Offering of Common Stock

LOS ANGELES (December 1, 2010) - RealD Inc. (NYSE:RLD), a leading global licensor of 3D technologies, today announced the commencement of the previously announced proposed secondary offering of 7,815,001 shares of its common stock by certain existing stockholders.  The selling stockholders are expected to grant the underwriters a 30-day option to purchase an additional 1,172,250 shares of common stock to cover over-allotments, if any.  RealD is not selling any shares of common stock in the offering and will not receive any proceeds from the sale of shares by the selling stockholders.

J.P. Morgan Securities LLC and Piper Jaffray & Co. are acting as joint book-running managers for the offering. William Blair & Company, L.L.C. is acting as co-lead manager, and Stifel Nicolaus Weisel and BMO Capital Markets Corp. are acting as co-managers.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. The offering will be made only by means of a prospectus.  Copies of the preliminary prospectus relating to the offering may be obtained from J.P. Morgan Securities LLC; J.P. Morgan, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by calling toll-free at 1-866-803-9204; or from Piper Jaffray & Co., Prospectus Department, 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota 55402, telephone: 1-800-747-3924 or by email: prospectus@pjc.com.

This press release is for informational purposes only and shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary note on forward-looking statements

This press release includes forward-looking information and statements. These statements are based on our management’s current expectations and beliefs, as well as a number of assumptions concerning future events. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside our management’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements.  The company’s registration statement on Form S-1 includes a more detailed discussion of the risks and uncertainties that could cause actual results to differ materially from the results discussed in the forward-looking statements.

RealD undertakes no obligation to update publicly the information contained in this press release, or any forward-looking statements, to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

© 2010 RealD Inc.  All Rights Reserved.

Contact:
Addo Communications
Andrew Greenebaum / Laura Foster
310-829-5400
andrewg@addocommunications.com; lauraf@addocommunications.com